Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2014 by and among Ichor Systems, Inc. (the “Corporation”), Thomas Rohrs, an individual (the “Executive”), and, with respect to Sections 1.2 and 3.4 hereof only, Ichor Holdings, Ltd. (“Parent”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Corporation and the Executive are parties to that certain offer letter, dated as of June 13, 2013 (the “Prior Offer Letter”), pursuant to which the Executive serves as the Corporation’s Chairman.

B. The Corporation desires that the Executive continues to be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

C. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Employment and Duties.

1.1 Employment. The Corporation does hereby continue to engage and employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive does hereby accept and agree to such engagement and employment on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. The Executive shall serve the Corporation as its Chief Executive Officer and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Corporation, subject to the corporate policies of the Corporation as in effect from time to time (including, without limitation, the Corporation’s business conduct and ethics policies, as they may be amended from time to time). In this position, the Executive shall report to the Board of Directors of the Corporation (the “Board”) and shall render such administrative, financial, and other executive and managerial services to the Company and its affiliates as the Board may from time to time direct. In addition, the Executive shall continue to be a member of the Board and the Board of Directors of Parent (“Parent Board”).

1.3 No Other Employment; Time Commitment. For so long as the Executive is employed with the Corporation, the Executive shall both (i) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties for the Corporation and (ii) hold no other employment. Further, the Executive’s service on the boards of directors (or similar body) of other business or charitable entities is subject to the prior approval of the Board. The Corporation shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board determines that such activity interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in competition with any business of the Corporation or any of its affiliates, successors or assigns. Notwithstanding anything in this paragraph, the Board is aware that the Executive is involved in those activities listed in Exhibit A attached hereto and consents to the Executive’s continued participation in such activities provided such participation does not result in a material conflict of interest with the Executive’s duties and responsibilities under this Agreement (including, without limitation, for purposes of determining a conflict of interest, availability to perform the Executive’s duties and responsibilities).

1.4 No Breach of Contract. The Executive hereby represents to the Corporation: (i) that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out the Executive’s duties hereunder.

1.5 Location. The Executive’s principal place of employment initially shall be the offices of the Corporation’s San Francisco Bay Area headquarters. The Executive acknowledges that business travel will be required from time to time in the course of performing the Executive’s duties for the Corporation.

2. Term. The Executive’s employment under this Agreement shall commence on the date first written above, which such date of commencement of employment will be hereinafter referred to as the “Effective Date.” The period from the Effective Date until the termination of the Executive’s employment under this Agreement is hereinafter referred to as “the term of this Agreement” or “the term hereof.”

3. Compensation.

3.1 Base Salary. During the term hereof, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Effective

Date, the Executive’s Base Salary shall be at an annualized rate of $375,000. During the term hereof, the Corporation may review and adjust the Executive’s rate of Base Salary from time to time.

3.2 Incentive Bonus. During the term hereof, in addition to the Base Salary, the Executive shall be eligible to receive an incentive bonus (“Incentive Bonus”) for each fiscal year with a target amount of 70% of the Executive’s Base Salary (the “Target Incentive Bonus”) and a maximum amount of 140% of the Executive’s Base Salarya. The actual amount of any Incentive Bonus earned by the Executive shall be determined in good faith by the Compensation Committee of the Board (the “Compensation Committee”) in its reasonable discretion and subject to the terms of the then-applicable incentive bonus plan, based on the achievement of performance objectives established for the particular performance period by the Board or the Compensation Committee pursuant to such incentive bonus plan. The Incentive Bonus earned for each applicable performance period (if any) shall be paid in accordance with the terms of the applicable incentive bonus plan, subject to the Executive’s continued employment by the Corporation or its affiliates through the applicable payment date.

3.3 Retention Sign-On Bonus. Except as provided in Section 5.3(b) of this Agreement, subject to the Executive’s continued employment with the Corporation through September 30, 2014 (the “Retention Sign-On Bonus Payment Date”), the Corporation shall pay the Executive a retention sign-on bonus of $40,000 as soon as practicable, but in any event no later than ten days following the Retention Sign-On Bonus Payment Date.

3.4 Equity Compensation. Following the Effective Date, the Executive shall, in addition to the Base Salary and Incentive Bonus and the restricted stock award and stock option awards granted to the Executive pursuant to the Prior Offer Letter, receive (i) a grant of equity-based compensation in the form of a stock option grant (the “Additional Stock Option Award”) under the Ichor Holdings, Ltd. 2012 Equity Incentive Plan, as the same may be amended from time to time (the “Equity Plan”) and (ii) a grant of equity-based compensation in the form of a restricted share grant (the “Additional Restricted Share Award” and, together with the Additional Stock Option Award, the “Additional Equity Awards”) under the Equity Plan. The grant of the Additional Equity Awards will be made at the first regular meeting of the Compensation Committee following the Effective Date. The terms and conditions of the Additional Equity Awards shall be documented in the corresponding equity award agreements between Parent and the Executive, which are attached as Exhibits B and C hereto.

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the term hereof, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

[a]	Note to Draft – notwithstanding that the Effective Date is after the beginning of the second half of 2014, the Executive’s bonus for the second half of 2014 will not be pro-rated.

4.2 Reimbursement of Expenses. During the term hereof, the Executive shall be authorized to incur reasonable expenses to facilitate performance of his duties under this Agreement. The Executive shall be eligible for reimbursement of such expenses, subject to the Corporation’s expense reimbursement policies.

4.3 Vacation and Other Leave. During the term hereof, the Executive’s annual rate of Paid Time Off (“PTO”) accrual shall be four (4) weeks per year; provided that such vacation shall accrue and be subject to the Corporation’s vacation policies as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Corporation.

4.4 Indemnification. The Executive shall be provided indemnification, and coverage under the Corporation’s D&O liability insurance policies, to the same extent as other executive officers of the Corporation.

5. Termination of Employment.

5.1 Generally. The Executive’s employment by the Corporation, and the term hereof, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.5), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.5), (iii) by the Executive for any reason, or (iv) due to the Executive’s death.

5.2 Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for any reason or (ii) immediately in the event of a termination by the Corporation. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.3 Benefits Upon Termination.

(a) If the Executive’s employment by the Corporation is terminated during the term hereof by the Corporation for Cause or due to Disability, or by the Executive without Good Reason or due to the Executive’s death (in any case, the date that the Executive’s employment by the Corporation terminates is referred to as the “Severance Date”), the Corporation shall have no further obligation to make or provide to the Executive (or the Executive’s estate in the case of death), and the Executive (or the Executive’s estate, as applicable) shall have no further right to receive or obtain from the Corporation, any payments or benefits other than payment, within 30 days after the Severance Date (or earlier if required by applicable law), of (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date; and (iii) any other amounts required under applicable law (the “Accrued Obligations”). The treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date shall be subject to the applicable terms of the Equity Plan and the applicable award agreements.

(b) If, during the term hereof and prior to a Sale of the Company or following the one-year anniversary of a Sale of the Company, the Executive’s employment is terminated (i) by the Corporation without Cause or (ii) by the Executive for Good Reason, (x) the Corporation shall pay the Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)) (1) an amount equal to 12 months of the Executive’s Base Salary at the rate in effect on the Severance Date, (collectively, the “Severance Benefit”) and (2) to the extent theretofore unpaid, the Retention Sign-On Bonus, (y) the Executive shall be eligible to receive any Incentive Bonus relating to the fiscal year in which the Executive is terminated, which Incentive Bonus shall be based on actual performance results and pro-rated, based upon the portion of the fiscal year during which the Executive was employed under the Agreement (the “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid at the time set forth in Section 3.2 hereof and (z) during the 12-month period following the termination of the Executive’s employment, or until the Executive becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier, the Corporation shall continue to provide the Executive and the Executive’s dependents with medical benefits substantially equivalent to those that would have been provided to them in accordance with the Corporation’s medical benefit plans had the Executive remained an employee of the Corporation at the Corporation’s expense (the “Continued Medical Benefits”).

(c) If, during the term hereof and during the one-year period following a Sale of the Company, the Executive’s employment is terminated (i) by the Corporation without Cause or (ii) by the Executive with Good Reason, the Corporation (x) shall pay the Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)), the Severance Benefit, plus an additional amount equal to the Executive’s then-Target Incentive Bonus (collectively, the “Enhanced Severance Benefit”) and (y) provide the Executive the Continued Medical Benefits.

(d) The Corporation shall pay (or provide, as applicable) the Severance Benefit or the Enhanced Severance Benefit, as applicable, to the Executive in substantially equal installments during the 12 month period commencing on the Executive’s termination in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period.

(e) Notwithstanding anything to the contrary in this Section 5.3, if the Executive’s termination of employment is not a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other published guidance thereunder (including §1.409A-1(h)), then, if required in order to comply with the provisions of Section 409A of the Code, payment of the Severance Benefit or the Enhanced Severance Benefit shall be delayed until such a Separation from Service occurs. The treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date shall be subject to the applicable terms of the Equity Plan and the applicable award agreements.

(f) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive is found to have breached the Executive’s obligations under Section 6 of this Agreement, (i) the Executive shall no longer be entitled to, and the Corporation shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or the Enhanced Severance Benefit, as applicable, as of the date of such breach, and (ii) the Executive shall, at the request of the Corporation, repay any portion of the Severance Benefit or the Enhanced Severance Benefit, as applicable, previously paid or provided to the Executive. (For purposes of determining repayment of benefits, if any, the Executive shall repay the Corporation its costs incurred to provide such benefits.) Any disputes with respect to the application of this Section 5.3(f) will be subject to Section 17 hereof; provided that during the pendency of any such dispute, the Corporation will be entitled to withhold any payments pursuant to this Section 5.3 so long as the Corporation believes, in good faith, that it is reasonably likely to prevail in such dispute.

(g) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and such other benefit plans covered by COBRA; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any).

(h) Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Corporation will be permitted to alter the manner in which the Continued Medical Benefits are provided to the Executive following termination of the Executive’s employment; provided that the after-tax cost to the Executive of such benefits shall not be greater than the cost applicable to similarly situated executives of the Corporation who have not terminated employment.

5.4 Release; Exclusive Remedy.

(a) As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b) and Section 5.3(c), the Executive shall, upon or within sixty

(60) days following termination of employment with the Corporation (such 60-day period being referred to as the “Release Period”), provide the Corporation with a valid, executed general release substantially in the form attached as Exhibit D, and such release agreement shall have not been revoked by the Executive, and shall have become non-revocable, pursuant to, or in accordance with, any revocation rights afforded by applicable law prior to the expiration of the Release Period.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of employment during the term of this Agreement and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.5 Certain Defined Terms. In the event of a conflicting definition between this Agreement and any other agreement between the Corporation and the Executive, the definitions of Cause and Good Reason contained in this Agreement shall govern unless such other agreement states otherwise by specifically making reference to this Agreement.

(a) As used herein, “Cause” shall mean that one or more of the following has occurred:

(i) the Executive has been convicted of, plead guilty or no contest to or entered into a plea agreement with respect to (x) any felony (under the laws of the United States, any relevant state, or the equivalent of a felony in any international jurisdiction in which the Corporation does business) or (y) any crime involving dishonesty or moral turpitude;

(ii) the Executive has engaged in any willful misconduct (including any violation of federal securities laws), gross negligence, act of dishonesty, violence or threat of violence, in each case, that would reasonably be expected to result in a material injury to the Corporation;

(iii) the Executive has breached a material written policy of the Corporation (a copy of which has reasonably been made available to Executive) or the rules of any governmental or regulatory body applicable to the Corporation;

(iv) the Executive (y) has willfully failed to materially perform or uphold the Executive’s duties under this Agreement and/or (z) willfully fails to comply with lawful directives of the Board; or

(v) the Executive has materially breached this Agreement or any other material contract to which the Executive and the Corporation are parties;

provided that, with respect to Sections 5.5(a)(iii), 5.5(a)(iv)(z), and 5.5(a)(v) and if the event giving rise to the claim of Cause is curable, the Corporation provides written notice to the Executive of the event within thirty (30) days of the Corporation learning of the occurrence of such event, and such Cause event remains uncured thirty (30) days after the Corporation has provided such written notice; provided further that any termination of the Executive’s employment for “Cause” with respect to Sections 5.5(a)(iii), 5.5(a)(iv)(z) or 5.5(a)(v) occurs no later than thirty (30) days following the expiration of such cure period.

(b) As used herein, “Disability” shall mean a disability that qualifies the Executive for benefits under the Corporation’s long-term disability plan.

(c) As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority as the Chief Executive Officer of the Corporation;

(ii) the Corporation’s material breach of this Agreement;

(iii) the Corporation’s relocation of its principal offices more than fifty (50) miles from the prior location; or

(iv) a reduction in the Executive’s Base Salary or Target Incentive Bonus other than, for both Base Salary and target Incentive Bonus individually, a one-time reduction of not more than ten percent (10%) that also is applied to substantially all other executive officers of the Corporation;

provided that, in any such case, the Executive provides written notice to the Corporation of the event giving rise to such claim of Good Reason within thirty (30) days after the Executive learns of the occurrence of such event, and such Good Reason event remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than thirty (30) days following the expiration of such cure period.

5.6 Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Corporation for any reason shall be treated as the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Corporation, Parent, and any of their respective affiliates, including the Executive’s positions on the Board and on Parent Board, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Corporation or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. Furthermore, the Executive agrees to execute any documents evidencing such resignations that the Corporation reasonably requests.

5.7 280G Implications. In the event that it shall be determined that any payment, distribution or other action by the Corporation to or for the benefit of the Executive

(whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (a “Payment”)) would be subject to any excise tax imposed by Section 4999 of the Code (an “Excise Tax”), and if, immediately prior to the Relevant 280G Event, the Payments are eligible for the shareholder approval exemption under Section 280G(b)(5)(B) of the Code, then: (i) the Corporation shall submit the Payments for shareholder approval to the extent necessary for no Excise Tax to be due and (ii) the Executive shall execute such releases or other documents necessary to seek to obtain the requisite shareholder approval in a manner satisfying Section 280G(b)(5)(B) of the Code. For purposes of this Section 5.7, “Relevant 280G Event” means the relevant change in ownership or effective control, or change in the ownership of a substantial portion of the assets, of a corporation (all within the meaning of Section 280G of the Code), that will or may result in Payments becoming subject to the Excise Tax.

6. Protective Covenants. In consideration for the compensation and benefits provided to the Executive by the Corporation under this Agreement, including, without limitation, specialized training and access to Confidential Information, the Executive hereby agrees to the protective covenants listed below in this Section 6. For purposes of this Section 6, the Corporation shall mean the Corporation together with its parents, subsidiaries and affiliates. In addition, the Executive agrees to execute the Corporation’s standard forms of confidentiality, proprietary information, and related agreements, copies of which were provided herewith.

6.1 Non-Solicitation of Service Providers. During the 12 months following the termination of the Executive’s employment with the Corporation (the “Restricted Period”), the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any individual or entity who is, or was during the then most recent six (6)-month period, an officer, representative, agent, director, employee or independent contractor of the Corporation or any of its affiliates to leave his, her, or its employment or engagement with the Corporation or a Corporation affiliate, either for employment or service with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual or entity and the Corporation and its affiliates. The Executive will not be deemed to have violated this Section 6.3 if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board).

6.2 Non-Interference with Business Relations. During the Restricted Period, the Executive shall not directly or indirectly induce or attempt to induce any supplier, licensee or other person or entity then having a business relationship with the Corporation or any of its affiliates to cease doing business with the Corporation or any of its affiliates, or in any way knowingly interfere with the relationship between the Corporation or any of its affiliates and any supplier, licensee or other business relationship. As used herein, and as used in Section 6.2, the term “indirectly” will include, without limitation, the authorized use of the Executive’s name by another person or entity to induce or interfere with any employee or business relationship of the Corporation or any of its affiliates.

6.3 Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during employment with the Corporation and thereafter, the Executive shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

6.4 Understanding of Covenants. The Executive represents that the Executive (i) is familiar with the foregoing non-solicitation, non-interference, and non-disparagement covenants, (ii) is fully aware of the Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Corporation’s confidential and proprietary information, good will, stable workforce, and customer relations.

6.5 Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 6 would cause material and irreparable harm to the Corporation that would be difficult or impossible to measure, and that damages or other legal remedies available to the Corporation for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that in the event of a breach of any term of this Section 6, the Corporation shall be entitled, in addition to and without limitation upon all other remedies the Corporation may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Corporation in lieu of, or prior to or pending determination in any arbitration proceeding.

7. Defense of Claims. The Executive agrees that, during the term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Corporation, the Executive will cooperate with the Corporation in the defense of any claims or actions that may be made by or against the Corporation that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Corporation in such claim or action. The Corporation agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with the Executive providing such assistance or cooperation to the Corporation, in accordance with the Corporation’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Corporation for any travel or legal fees and expenses incurred by the Executive in connection with the Executive’s obligations under this Section 7.

8. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid the Corporation in meeting its obligations hereunder. Any payments provided under this Agreement shall be treated as amounts owed to an unsecured creditor of the Corporation.

9. Withholding. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law or regulation.

10. Assignment; Binding Effect.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Corporation. This Agreement and all of the Corporation’s rights and obligations hereunder shall not be assignable by the Corporation except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Corporation’s assets.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive’s heirs and the personal representatives of the Executive’s estate.

11. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California applicable to contracts executed solely in Michigan and to be performed entirely within that State.

14. Survival of Certain Provisions. Sections 5, 6, 7, 9, 13, 15, 16, 17, 18, 19 and 20 shall survive any termination or expiration of this Agreement.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof, including, without limitation, the Prior Offer Letter. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16. Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Arbitration. Except as provided in Section 6.6, the Executive and the Corporation agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Corporation or any termination thereof, will be settled by arbitration to be held at a location in San Francisco, California in accordance with then applicable rules of the American Arbitration Association specifically designed for the resolution of employment disputes (such rules previously referred to as the National Rules for the Resolution of Employment Disputes). The Executive acknowledges that a copy of such rules in effect as of the date hereof has been provided to the Executive. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, the arbitrator shall be permitted to award costs associated with arbitration in the event the arbitrator determines a claim is frivolous.

18. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including in electronic formats) and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent to an email address of record, or (iv) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Corporation:

Ichor Systems, Inc.

3979 Freedom Circle

Suite 620

Santa Clara, CA 95054

Attention: Chief Financial Officer

with a copy to:

Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attention: Andrew Kowal

if to the Executive, to the address (or e-mail address) most recently on file in the personnel records of the Corporation.

19. Code Section 409A.

(a) This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Each payment provided hereunder, whether part of the Severance Benefit or otherwise, is intended to be a separate payment for purposes of Section 409A of the Code, including Treasury Regulation 1.409A-2(b)(2).

(b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i) If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), then no payment of non-qualified deferred compensation (within the meaning of Section 409A of the Code) otherwise to be made as a result of the Executive’s Separation from Service shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of such six-month period.

(ii) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

20. “Blue-Pencil”. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. This Agreement has resulted from negotiations and discussions between the parties and no one party shall be treated as drafting this Agreement for purposes of interpreting any provision hereof.

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the Corporation, Parent and the Executive have executed this Agreement as of the date set forth above.

ICHOR SYSTEMS, INC.

By:	/s/ Andrew Kowal

Name:	Andrew Kowal

Title:	Secretary

ICHOR HOLDINGS, LTD.

By:	/s/ Andrew Kowal

Name:	Andrew Kowal

Title:	Director

THOMAS ROHRS

/s/ Thomas Rohrs

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

List of Outside Activities

Exhibit B

ADDITIONAL STOCK OPTION AWARD

Exhibit C

ADDITIONAL RESTRICTED SHARE AWARD

Exhibit D

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Thomas Rohrs (the “Employee”) and Ichor Systems, Inc. (the “Company”), effective as of             , but subject to the Employee’s right to revoke as set forth in Section 3(c). In consideration of the promises set forth herein, the Employee and the Company agree as follows:

1. Return of Property. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company or any affiliate thereof previously in the Employee’s possession or control has been returned to the Company.

2. Severance. The Company shall pay to the Employee the [Enhanced Severance Benefit][Severance Benefit] (as defined in the Employment Agreement between the Company and the Employee dated as of September 19, 2014 (the “Employment Agreement”)) in accordance with, and subject to, the provisions of the Employment Agreement.

3. General Release and Waiver of Claims.

(a) Release. Having consulted with counsel, the Employee, on behalf of him/herself and each of his/her respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Employee, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates (including without limitation Francisco Partners) and each of their respective officers, employees, directors, members, shareholders, parents, subsidiaries and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Employee’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Employee does not release, discharge or waive any rights to (i) payments and benefits provided under this Agreement, (ii) benefit claims under any employee benefit plans in which Employee is a participant by virtue of his/her employment with the Company arising after the execution of this Agreement by Employee, and (iii) any indemnification rights the Employee may have in accordance with applicable law or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Employee’s service as an officer, if applicable, and employee of the Company. This Paragraph 3(a) does not apply to any Claims that the Releasors may have as of the date the Employee signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b) Unknown Claims. The Employee acknowledges that he/she may hereafter discover Claims or facts in addition to or different from those which the Employee now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Employee’s decision to enter into it. Nevertheless, the Employee, on behalf of him/herself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts. In addition, the Employee, on behalf of him/herself and the other Releasors, hereby waives any and all rights and benefits conferred upon him/her and the other Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee under this Agreement, the Employee, on behalf of him/herself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Employee signs this Agreement. By signing this Agreement, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with his/her termination to consult with an attorney of his/her choice prior to signing this Agreement and to have such attorney explain to the Employee the terms of this Agreement, including, without limitation, the terms relating to the Employee’s release of claims arising under ADEA, and the Employee has in fact consulted with an attorney; (ii) the Employee was given a period of not fewer than [21] days to consider the terms of this Agreement and to consult with an attorney of his/her choosing with respect thereto; (iii) the Employee knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Employee is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Employee is already entitled. The Employee also understands that he/she has seven days following the date on which he/she signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his/her revocation of the release and waiver contained in this paragraph.

(d) No Assignment. The Employee represents and warrants that he/she has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company, including subsidiaries of the Company, or any successor in interest to the Company.

4. Proceedings.

(a) General Agreement Relating to Proceedings. The Employee has not filed, and except as provided in Paragraphs 4(b) and 4(c), the Employee agrees not to initiate or cause to be initiated on his/her behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his/her employment or the termination of his/her employment, other than with respect to the obligations of the Company to the Employee under this Agreement or any indemnification rights the Employee may have as listed in Paragraph 3(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Employee waives any right he/she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Paragraph 4(a) shall not preclude the Employee from filing any complaint, charge, claim or proceeding challenging the validity of the Employee’s waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement). However, both the Employee and the Company confirm their belief that the Employee’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Paragraph 4(a) shall not preclude the Employee from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission or another fair employment practices agency. The Employee is, however, waiving his/her right to recover money in connection with any such charge or investigation. The Employee is also waiving his/her right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7. Governing Law and Forum. This Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the County of San Francisco, California.

8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Corporation that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 17 of the Employment Agreement.

9. Notices. Notices under this Agreement must be given as is specified in Section 18 of the Employment Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT AND THAT HE/SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE/SHE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/HER OWN FREE WILL.

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

ICHOR SYSTEMS, INC.

By:

Its:

Dated:

THOMAS ROHRS

Dated: